UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 25, 2005

(Date of earliest event reported)

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	0-25331	94-1788300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 The Embarcadero, San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 541-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective January 31, 2005, William McGlashan, Jr. resigned as Chairman and member of the Board of Directors of Critical Path, Inc. (“Critical Path”). Critical Path’s Chief Executive Officer, Mark Ferrer, who currently serves as a director, shall serve as the Chairman of the Board.

(d) On January 25, 2005, the Critical Path Board of Directors elected Edmond Ip Tak Chuen to serve on the Board of Directors, effective as of January 31, 2005. Pursuant to the terms of the Amended and Restated Stockholders Agreement dated as of November 26, 2003 by and among Critical Path and the parties named therein (the “Stockholders Agreement”), certain holders of Critical Path Preferred Stock (the “Preferred Holders”) hold a right to elect one director to the Board. In accordance with the terms of the Note and Warrant Purchase Agreement dated December 29, 2004 among Critical Path and the parties named therein, Critical Path agreed to cause the nomination of Mr. Ip, as the nominee of the Preferred Holders, to the Board at its next board meeting pursuant to the obligations set forth in the Stockholders Agreement. Mr. Ip shall serve as a director until the earlier of such time that he is no longer the nominee of the Preferred Holders or the termination of the Stockholders Agreement. Mr. Ip is a director of Cheung Kong (Holdings) Limited, which beneficially owns Critical Path Preferred Stock and Warrants to Purchase Critical Path Preferred Stock representing an aggregate of 25,084,262 shares of Common Stock on an as-converted basis, as reported in its Schedule 13D/A filed with the Securities and Exchange Commission on January 3, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2005

CRITICAL PATH, INC.

By:	/s/ Michael J. Zukerman
Michael J. Zukerman
Executive Vice President, General Counsel and Secretary